Exhibit 99.1(b)6

CONSOLIDATED STATEMENTS OF CASH FLOWS
NDCHealth Corporation and Subsidiaries

(In thousands)

	Year Ended May 31,
	2002	2001
Cash flows from operating activities:
Net income	$43,410	$32,540
Adjustments to reconcile net income to cash provided by operating activities:
Equity in losses of affiliated companies	2,064	751
Non-cash restructuring and impairment charges	—	930
Income from discontinued operations	—	(8,323)
Depreciation and amortization	24,374	34,745
Deferred income taxes	4,080	10,977
Provision for bad debts	1,619	1,322
Valuation adjustment in Medscape investment	—	6,953
Other, net	269	54
Changes in assets and liabilities which provided (used) cash, net of the effects of acquisitions:
Accounts receivable, net	(6,429)	(4,121)
Prepaid expenses and other assets	(3,492)	(15,539)
Accounts payable and accrued liabilities	(1,812)	10,018
Deferred income	636	(9,114)
Income taxes	(2,067)	1,857

Net cash provided by operating activities	62,652	63,050

Cash flows from investing activities:
Capital expenditures	(30,985)	(32,915)
Business acquisitions, net of acquired cash	(119,626)	(23,224)
Business divestiture	—	20,000
Investments and other non-current assets	(14,310)	(13,789)

Net cash used in investing activities	(164,921)	(49,928)

Cash flows from financing activities:
Net short-term borrowings (repayments)	91,000	(68,500)
Credit facility fees	(889)	—
Net principal payments under capital lease arrangements and other long-term debt	(2,371)	(4,814)
Net issuances related to stock activities	6,559	7,360
Dividends paid	(5,457)	(8,762)

Net cash provided by (used in) financing activities	88,842	(74,716)

Cash flows from discontinued operations:
Cash provided by tax benefits of discontinued operations	21,233	—
Cash used in discontinued operations	(6,779)	(5,375)
Cash dividend from Global Payments Inc.	—	77,600

Net cash provided by discontinued operations	14,454	72,225

Increase in cash and cash equivalents	1,027	10,631
Cash and cash equivalents, beginning of period	12,420	1,789

Cash and cash equivalents, end of period	$13,447	$12,420